FOR RELEASE: NEW HARTFORD, NY, December 5, 2023 CONTACT: Christopher R. Byrnes (315) 743-8376 chris_byrnes@partech.com, www.partech.com PAR Technology Corporation Appoints Linda Crawford to its Board of Directors New Hartford, NY —December 5, 2023—PAR Technology Corporation (NYSE: PAR) a global restaurant technology company and provider of unified commerce solutions to enterprise restaurants today announced the appointment of Linda Crawford to its Board of Directors effective today, December 5, 2023. Savneet Singh, PAR Technology CEO and Board Member, commented on the appointment, “We are excited to welcome Linda to PAR’s Board. Linda’s extensive knowledge of enterprise software and proven leadership experience will be a tremendous asset to PAR and our entire management team. I look forward to working with Linda as we continue to scale our business and innovate unified commerce for enterprise restaurants.” Ms. Crawford previously served as the Chief Executive Officer of Helpshift, Inc., a company focused on AI driven customer support solutions for B2C companies from 2017 until her retirement in 2020. She also served as the Chief Customer Officer of Optimizely, Inc., a SaaS company focused on customer experience, from 2016 to 2017. Prior to Optimizely, Ms. Crawford spent nearly a decade at Salesforce in several executive positions, including Executive Vice President and Chief Executive Officer of the Sales Cloud Products division. Prior to Salesforce, Ms. Crawford held executive positions at Siebel Systems, the company credited for creating the CRM industry. Ms. Crawford currently serves on the board of directors and as a member of the corporate governance and nominating committee of Verint Systems Inc. (Nasdaq Global Select Market: VRNT). She previously served as a director of ChannelAdvisor from 2021 to 2022, which was acquired by CommerceHub in 2022, and as a director of Demandware, which was acquired by Salesforce in 2016. ABOUT PAR TECHNOLOGY CORPORATION For more than 40 years, PAR Technology Corporation’s (NYSE Symbol: PAR) cutting-edge products and services have helped bold and passionate restaurant brands build lasting guest relationships. We are the partner enterprise restaurants rely on when they need to serve amazing moments from open to close, during the most hectic rush hours, and when the world forces them to adapt and overcome. More than 70,000 restaurants in 110+ countries across the globe use PAR’s restaurant point-of-sale, loyalty, digital ordering and back-office software solutions as well as industry leading hardware and drive-thru offerings for a true unified commerce experience. To learn more, visit www.partech.com or connect with us on LinkedIn, Twitter, Facebook, and Instagram. ###